Exhibit 99.1

EXECUTION VERSION

GOVERNANCE AND COOPERATION AGREEMENT

This Governance and Cooperation Agreement (this “Agreement”) is made and entered into as of May 20, 2008, by and among Unisys Corporation, a Delaware corporation (the “Company”), and MMI Investments, L.P., a Delaware limited partnership (“MMI”), MCM Capital Management, LLC, a Delaware limited liability company, Clay B. Lifflander and Charles B. McQuade (such entities and natural persons, collectively, the “MMI Group” and each, individually, a “member” of the MMI Group) which presently are or may be deemed to be members of a “group” with respect to the beneficial ownership of the common stock of the Company, par value $.01 per share (the “Common Stock”), pursuant to Rule 13d-5 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

RECITALS:

WHEREAS, the Company and the MMI Group have engaged in various discussions and communications concerning the Company’s business, financial performance and strategic plans; and

WHEREAS, the Company and the members of the MMI Group have determined (i) that the interests of the Company and its stockholders would be best served at this time by, among other things, providing for the appointment of certain individuals to the Company’s board of directors (the “Board”) and (ii) to come to an agreement with respect to certain matters related to the 2008 annual meeting of stockholders of the Company (including any adjournment or postponement thereof, the “2008 Annual Meeting”) and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.	Board Matters; Board Appointments; 2008 Annual Meeting; Committee Appointments.

(a)       The Company agrees to appoint Clay B. Lifflander (“Lifflander”) and Charles B. McQuade (“McQuade” and, together with Lifflander, the “MMI Nominees”) to serve as directors of the Board immediately following execution of this Agreement. Lifflander will be appointed to the class of directors to serve until the 2008 Annual Meeting and thereafter, if elected, for a term of three years expiring at the Company’s 2011 annual meeting of stockholders, and McQuade will be appointed to the class of directors to serve for a term expiring at the Company’s 2010 annual meeting of stockholders. The term of each MMI Nominee is referred to herein, as applicable, as the “MMI Nominee Term”. At the 2008 Annual Meeting, the Board agrees to nominate Lifflander for reelection as a director, recommend that the Company’s shareholders vote to elect Lifflander as a director, will recommend that the Company’s shareholders vote all proxies in favor of his election and will otherwise use reasonable best efforts to cause the election of Lifflander in the same manner as any other director nominees of the Board. The Company will file a definitive proxy statement with the SEC which includes such information regarding Lifflander as is required by federal securities laws in connection with his nomination by the Company.

(b)       Upon the appointment of the MMI Nominees to the Board, the size of the Board shall be increased to thirteen (13) directors. Following the 2008 Annual Meeting, the size of the Board shall not be increased in excess of thirteen (13) directors at any time while Lifflander is on the Board.

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(c)       If Lifflander is not elected to the Board at the 2008 Annual Meeting, (i) the MMI Group shall thereafter be entitled to select a replacement nominee whom, subject to a determination by the Board’s Nominating & Governance Committee that such individual is qualified, which may not be unreasonably withheld, the Company or the Board will promptly appoint to the Board to serve until the Company’s 2009 annual meeting of stockholders (the “2009 Annual Meeting”); and (ii) the Company will nominate any such replacement nominee for election to the Board at the 2009 Annual Meeting to serve in place of Lifflander for a term which will expire at the Company’s 2011 annual meeting of stockholders. Any replacement director appointed pursuant to this Section 1(c) shall also be referred to as an “MMI Nominee” and the term for which such MMI Nominee is appointed pursuant to this Section 1(c) shall be referred to as the such MMI Nominee’s “MMI Nominee Term.”

(d)       If at any time during the period from the date of this Agreement until the end of the applicable MMI Nominee Term: (i) there shall occur a vacancy in the Board seat previously occupied by Lifflander by reason of his resignation, removal, death or incapacity, then the Company shall take all necessary action to promptly fill such vacancy with a person proposed by the MMI Group, subject to a determination by the independent members of the Board’s Nominating and Governance Committee that such individual is qualified, which may not be unreasonably withheld; provided that the MMI Group may choose not to fill such vacancy; or (ii) there shall occur a vacancy in the Board seat previously occupied by McQuade by reason of his resignation, removal, death or incapacity, then the Company shall take all necessary action to promptly fill such vacancy with a person proposed by the MMI Group, subject to a determination by the independent members of the Board’s Nominating and Governance Committee that such individual is qualified; provided that if the independent members of the Board’s Nominating and Governance Committee determine that such individual is not qualified, the MMI Group shall propose three other individuals to fill such vacancy that MMI believes are qualified and the Company shall appoint one of such three individuals to serve as a replacement director. Any replacement director appointed pursuant to this Section 1(d) shall be appointed for the applicable MMI Nominee Term of the MMI Nominee replaced and shall also be referred to as an “MMI Nominee.”

(e)       The 2008 Annual Meeting shall be held on July 24, 2008, or within 30 days thereafter. The 2009 Annual Meeting shall be held no later than June 1, 2009.

(f)        Immediately following the 2008 Annual Meeting, the Board will appoint McQuade to the Board’s Compensation Committee and Finance Committee and Lifflander to the Board’s Finance Committee and Nominating and Governance Committee, and the Board will appoint an MMI Nominee to each committee of the Board created after the date of this Agreement, as and when requested by the MMI Group. In addition, in the event the powers of the Board’s Audit Committee are expanded after the date of this Agreement in any material respect, the Board will appoint an MMI Nominee to the Audit Committee, as and when requested by the MMI Group

(g)       As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the respective meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; and the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or other entity of any kind or nature.

(h)       At any meeting of the Company’s stockholders taking place while Lifflander (or any replacement of Lifflander appointed pursuant to Section 1(d) hereof) is on the Board, MMI shall, and shall cause each of its Associates and Affiliates to, be present for quorum purposes and to vote all shares of Common Stock that such person is entitled to vote as of the record date for such meeting of stockholders (a) in favor of each director nominated or recommended by the Board for election at such meeting and (b) against any shareholder nominations for director which are not approved and recommended by the Board for election at such meeting.

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2.         Standstill. For a period commencing upon the date hereof and ending on the later of (i) the date Lifflander (or any replacement of Lifflander appointed pursuant to Section 1(d) hereof) shall cease to be a director of the Company and (ii) September 15, 2008, no member of the MMI Group nor any of its Affiliates, without the prior written consent of the Board, will, directly or indirectly, do any of the following provided that this Section 2 shall not limit any member of the MMI Group from non-public communications with the Board and further shall not apply to actions taken by an MMI Nominee in his capacity as a director while serving as a member of the Board:

(a)        acquire, offer or agree to acquire (except by way of stock dividends or other distributions or offerings made available to holders of voting securities of the Company generally on a pro rata basis), directly or indirectly, whether by purchase, tender or exchange offer, through the acquisition of control of another person or entity, by joining a partnership, limited partnership, syndicate or other “group” (within the meaning of Section 13(d)(3) of the Exchange Act), through swap or hedging transactions or otherwise, any voting securities of the Company or any voting rights decoupled from the underlying voting securities, if such acquisition, offer to acquire or agreement to acquire would result in MMI (together with any other person or entity, partnership, limited partnership, syndicate or other group) owning, controlling or otherwise having any ownership or economic interest in more than twenty percent (20%) of the outstanding shares of Common Stock;

(b)       sell, offer or agree to sell, directly or indirectly, through swap or hedging transactions or otherwise, whether by purchase, tender or exchange offer, through the acquisition of control of another person or entity, by joining a partnership, limited partnership, syndicate or other group, any voting securities of the Company or any voting rights decoupled from the underlying voting securities held by MMI or its Affiliates or Associates to any third party, if such sale, offer to sell or agreement to sell would result in such third party, together with its Affiliates and Associates, having an ownership or economic interest in more than ten percent (10%) of the outstanding shares of Common Stock; provided that nothing in this Section 2(b) shall restrict any member of the MMI Group from engaging in open market transactions, transactions with broker dealers in the ordinary course of their business or transactions with entities that are permitted to and do file Statements on Schedule 13G with respect to the Common Stock so long as such member of the MMI Group does not have any knowledge of any plan or intention on the part of the buyer to control or seek to control, or otherwise actively influence the Board or management of, the Company;

(c)       (i) engage, or in any way participate, directly or indirectly, in any “solicitation” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under Exchange Act ) of proxies or consents, (ii) seek to advise, encourage or influence any person or entity with respect to the voting of any voting securities of the Company, (iii) initiate, propose or otherwise “solicit” (as such term is defined in Rule 14a-1(l) promulgated by the SEC under the Exchange Act) stockholders of the Company for the approval of stockholder proposals or other business to be considered at a stockholders meeting, or (iv) induce or attempt to induce any other person or entity to initiate any such stockholder proposal; provided that nothing in this Section 2(c) shall limit the ability of the MMI Group to communicate to any third party, including through the issuance of a public statement, how it intends to vote the shares of Common Stock beneficially owned by it on any matter put to the stockholders of the Company for their approval;

(d)       form, join or in any way participate in a partnership, syndicate, or other group, including without limitation any “group” as defined under Section 13(d)(3) of the Exchange Act, with respect to any voting securities of the Company, other than the MMI Group or a group that includes only some or all of the persons or entities identified as “Reporting Persons” (or Affiliates thereof) in MMI’s statement on Schedule 13D/A filed with the SEC on February 20, 2008;

(e)       deposit any Company voting securities in any voting trust or subject any Company voting securities to any arrangement or agreement with respect to the voting thereof, except as expressly set forth in this Agreement;

(f)        seek, alone or in concert with others, (1) to call a meeting of stockholders or solicit consents from stockholders or conduct a nonbinding referendum of stockholders, (2) to obtain representation on the Board except as expressly permitted in this Agreement, (3) to effect the removal of any member of the Board, (4) to make a stockholder proposal at any meeting of the stockholders of the Company, (5) to make a request for a list of the Company’s stockholders, or (6) to amend any provision of the Company’s certificate of incorporation or bylaws;

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(g)       effect or seek to effect (including, without limitation, by entering into any negotiations, agreements or understandings whether or not legally enforceable with any person), offer or propose to effect, cause or participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in, (i) any acquisition of more than fifteen percent (15%) of any securities, or any material assets or businesses, of the Company or any of its subsidiaries, (ii) any tender offer or exchange offer, merger, acquisition, share exchange or other business combination involving more than fifteen percent (15%) of any of the voting securities or any of the material businesses or assets of the Company or any of its subsidiaries, or (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to the Company or any of its subsidiaries or any material portion of its or their businesses (each a “Transaction”); provided that nothing in this Section 2(g) shall restrict any member of the MMI Group from engaging in discussions regarding any proposed Transaction so long as the MMI Group notifies the Company of any bona fide proposals relating to a potential Transaction.

(h)       otherwise act, alone or in concert with others, to control or seek to control or influence or seek to influence the management, the Board or policies of the Company, except as otherwise expressly permitted by this Agreement;

(i)        unless required by law, make or issue, or cause to be made or issued, any public disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) (i) in support of any matter described in the foregoing paragraphs of this Section 2, (ii) negatively commenting upon the Company, including the Company’s business, management or board of directors, or (iii) inconsistent with, or otherwise contrary to, the provisions of this Agreement or the statements in the joint press release issued pursuant to this Agreement; or

(j)        enter into any negotiations, agreements or understandings with any third party with respect to the foregoing, or advise, assist, encourage or seek to persuade any third party to take any action with respect to any of the foregoing, or otherwise take or cause any action inconsistent with any of the foregoing.

3.         Representations and Warranties of the Company. The Company represents and warrants to the MMI Group that (a) the Company has the corporate power and authority to execute the Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which the Company is a party or by which it is bound, (d) no consent, approval, authorization, license or clearance of, or filing or registration with, or notification to, any court, legislative, executive or regulatory authority or agency is required in order to permit the Company to perform its obligations under this Agreement, except for such as have been obtained, and (e) there have been no changes to the powers, responsibilities or membership of any committee of the Board and no new committee of the Board has been created, in each case since the filing on April 29, 2008 of Amendment No. 1 to the Company’s annual report on Form 10-K/A for the fiscal year ended December 31, 2007 (except as previously disclosed in writing to the MMI Group).

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4.         Representations and Warranties of the MMI Group. The MMI Group shall cause its Affiliates to comply with the terms of this Agreement. Each member of the MMI Group listed herein, on behalf of himself or itself, as applicable, represents and warrants to the Company that (a) this Agreement has been duly and validly authorized, executed and delivered by such member, and constitutes a valid and binding obligation and agreement of such member, enforceable against such member in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (b) each signatory to this Agreement by any member of the MMI Group has the authority to execute the Agreement on behalf of himself and the applicable member of the MMI Group associated with that signatory’s name, and to bind such member of the MMI Group to the terms hereof, (c) no member of the MMI Group is party to any agreement regarding the voting or disposition of shares of Common Stock, (d) the execution, delivery and performance of this Agreement by each member of the MMI Group does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to it, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both could become a default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such member is a party or by which it is bound, (e) no consent, approval, authorization, license or clearance of, or filing or registration with, or notification to, any court, legislative, executive or regulatory authority or agency is required in order to permit any member of the MMI Group to perform such member’s obligations under this Agreement, except for such as have been obtained and (f) the number of shares of Common Stock beneficially owned by the MMI Group as of the date of this Agreement is 32,322,000.

5.         Confidentiality. The members of the MMI Group (each, a “Recipient”) each acknowledge the confidential and proprietary nature of the Confidential Information (as defined below) and agree that the Confidential Information (a) will be kept confidential by Recipient and Recipient’s Representatives (as defined below) and (b) will not be disclosed by Recipient (except to other Recipients and their Affiliates and Associates and such person’s Representatives to the extent contemplated by this Agreement) or by Recipient’s Representatives to any person except with the specific prior written consent of the Company or except as expressly otherwise permitted by this Agreement. It is understood that (i) Recipient may disclose Confidential Information only to those of Recipient’s Representatives who are informed by Recipient of the confidential nature of the Confidential Information and the obligations of this Agreement, (ii) Recipient shall be responsible for the breach of the provisions of this Section 5 by Recipient’s Representatives and (iii) the provisions of this Section 5 shall not apply to any director of the Company in his or her capacity as such. As used in this Agreement, the term “Confidential Information” means and includes any and all of the information concerning the business and affairs of the Company that may hereafter be disclosed to Recipient by the Company or by the directors, officers, employees, agents, consultants, advisors or other representatives, including legal counsel, accountants and financial advisors (“Representatives”) of the Company; provided that “Confidential Information” shall not include information that (a) was in or enters the public domain or was or becomes generally available to the public other than as a result of disclosure by Recipient or any Representative thereof, (b) was independently acquired by Recipient or its Representatives without violating any of the obligations of Recipient or its Representatives under this Agreement, or under any other contractual, legal, fiduciary or binding obligation of Recipient or its Representatives with or to the Company, (c) was available, or becomes available, to Recipient or its Representatives on a nonconfidential basis other than as a result of its disclosure to Recipient by the Company or any Representative of the Company, but only if to the knowledge of Recipient the source of such information (A) is not bound by a confidentiality agreement with the Company or (B) is not otherwise prohibited from transmitting the information to Recipient or Recipient’s Representatives by a contractual, legal, fiduciary or other binding obligation with or to the Company, or (d) was independently developed by Recipient or its Representatives without use of or reference to any Confidential Information. The Company acknowledges that, other than the MMI Nominees, no member of the MMI Group or its Affiliates, Associates or Representatives thereof shall be deemed to be in possession of Confidential Information solely by reason of receipt of such Confidential Information by any MMI Nominee. The members of the MMI Group acknowledge that they, as well as their Representatives, are aware that the United States securities laws prohibit any person who has material non-public information about a company from purchasing or selling securities of such company, or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

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6.         Press Release and Public Announcements. Following the execution of this Agreement, the Company shall issue the press release announcing the terms of this Agreement, in the form attached hereto as Exhibit A (the “Press Release”), and shall file a Current Report on Form 8-K with the SEC disclosing the terms of this Agreement and attaching as exhibits this Agreement and the Press Release. None of the parties hereto will make any other public statements (including in any filing with the SEC or any other regulatory or governmental agency, including any stock exchange) that are inconsistent with the statements in the Press Release; provided, however, that nothing herein shall (a) limit the ability of the Company to make any statement required by law or stock exchange rule or the ability of the directors to make any statement required by their fiduciary duties or (b) limit the ability of the MMI Group to (i) issue any public statement, including any statement pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, regarding its opposition to any matters submitted for a vote of stockholders or (ii) issue any public statement, including any statement pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act, regarding how it intends to vote and the reasons therefor with respect to any extraordinary transaction of any kind or nature between the Company and any third party or related party or (iii) in a manner consistent with this Agreement, file an amendment or amendments to its Schedule 13D regarding the Common Stock as required by law or to make other securities or tax filings as required by law; provided further, however, that the foregoing proviso shall not permit either party to make disparaging or negative personal remarks about the other’s officers or directors.

7.         Specific Performance. Each of the members of the MMI Group, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other party hereto would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable in damages. It is accordingly agreed that the members of the MMI Group or any of them, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, and the other party hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.

8.         Expenses. The Company shall reimburse the MMI Group for its reasonable, documented out-of-pocket fees and expenses incurred (including legal expenses) in connection with its Schedule 13D, matters related to the 2008 Annual Meeting and the negotiation and execution of this Agreement, provided that such reimbursement shall not exceed $125,000 in the aggregate.

9.         Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or unenforceable by a court of competent jurisdiction.

10.       Notices. Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending party); or (iii) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and facsimile numbers for such communications shall be:

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If to the Company:

Unisys Corporation

Unisys Way

Blue Bell, Pennsylvania 19424

Attention: Nancy Straus Sundheim

Facsimile: (215) 986-0624

With a copy to:

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, NY 10019

Attention: Andrew R. Brownstein and Trevor S. Norwitz

Facsimile: (212) 403-2000

If to the MMI Group or any member of the MMI Group:

MMI Investments, L.P.

1370 Avenue of the Americas

New York, New York 10019

Attention: Alan L. Rivera

Facsimile: 212-586-0340

With a copy to:

Olshan Grundman Frome Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, New York 10022

Attention: Steven Wolosky

Facsimile: (212) 451-2222

11.       Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof. Each of the parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept, or determines that it does not have, jurisdiction over a particular matter, any state or federal court within the State of Delaware). Each of the parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts. Each of the parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (ii) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) to the fullest extent permitted by applicable legal requirements, any claim that (A) the suit, action or proceeding in such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

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12.       Counterparts. This Agreement and any amendments hereto may be executed and delivered in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement, and shall become effective when counterparts have been signed by each party hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart. In the event that any signature to this Agreement or any amendment hereto is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

13.       Entire Agreement; Amendment and Waiver; Successors and Assigns. This Agreement contains the entire understanding of the parties hereto with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the parties other than those expressly set forth herein. This Agreement may be amended only by a written instrument duly executed by the parties hereto or their respective successors or assigns. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law. The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns. No party shall assign this Agreement or any rights or obligations hereunder without, with respect to any member of the MMI Group, the prior written consent of the Company, and with respect to the Company, the prior written consent of the MMI Group.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the parties as of the date hereof.

UNISYS CORPORATION

By:	/s/ Henry C. Duques
Name: Henry C. Duques
Title:	Chairman of the Board

THE MMI GROUP:

MMI INVESTMENTS, L.P.

By:MCM Capital Management, LLC
       General Partner

By:/s/ Clay B. Lifflander

Name:    Clay B. Lifflander

Title:      President

MCM CAPITAL MANAGEMENT, LLC

By:/s/ Clay B. Lifflander

Name:    Clay B. Lifflander

Title:      President

/s/ Clay B. Lifflander

Clay B. Lifflander

/s/ Charles B. McQuade

Charles B. McQuade

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EXHIBIT A

News Release

Investor Contact:	Jack McHale, 215-986-6050 Jack.McHale@unisys.com
Media Contacts:	Jim Kerr, 215-986-5795 Jim.Kerr@unisys.com

Unisys Adds New Directors

BLUE BELL, Pa., May 21, 2008 – Unisys Corporation (NYSE: UIS) announced today that it is expanding its Board of Directors from eleven to thirteen members to include Clay B. Lifflander, President of MMI Investments, L.P., and Charles B. McQuade, Retired Chairman and Chief Executive Officer of Securities Industry Automation Corp. MMI Investments, L.P., which owns approximately 9.1 percent of the company’s shares, is one of the company’s largest shareholders.

“The Board is committed to enhancing value for our shareholders, and is pleased to welcome Clay and Charles as directors,” said Ric Duques, Unisys Chairman. “The Board and management will benefit from their experience and guidance as we continue to drive to enhance shareholder value.”

Clay Lifflander said “We are firm believers that there is significant, unrealized value in Unisys. We are excited to work with the other members of the Board and look forward to combining our efforts to improve Unisys’ performance.”

As previously announced, the company is working with its investment bankers to help the Board explore certain portfolio rationalization and other actions to enhance shareholder value. Unisys has recently retained Goldman Sachs to assist in this exploration. There can be no assurance that any such transaction will be pursued or consummated.

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Clay Lifflander has been the President of Millbrook Capital Management, Inc. and MMI Investments, L.P. since their inceptions in 1995 and 1996, respectively. Previously he served as president of the New York City Economic Development Corporation under then Mayor Rudolph Giuliani and as managing director in the M&A Group at Smith Barney. He served as chief executive officer of Key Components LLC from 1995 to 2003 and currently serves on the Board of the Hudson River Museum. He is a former director of Dendrite International, Inc., Key Components and the United Nations Development Corporation.

Charles B. McQuade retired in 2002 from the position of Chairman and Chief Executive Officer of Securities Industry Automation Corp. (SIAC) (now wholly owned by NYSE Euronext) after more than 20 years of service as CEO. He was a member of the Board of Directors of Greenpoint Financial from 1992 until its acquisition by North Fork Bank in 2002, and a member of the Board of Directors of Gartner, Inc from 1999 through 2000. He has served on numerous industry and educational advisory boards.

Unisys also announced that it has entered into an agreement with MMI Investments which provides for certain arrangements between Unisys and MMI, including the appointment of the two new directors and MMI’s agreement to work cooperatively with the company.

About Unisys

Unisys is a worldwide information technology services and solutions company. We provide consulting, systems integration, outsourcing and infrastructure services, combined with powerful enterprise server technology. We specialize in helping clients use information to create efficient, secure business operations that allow them to achieve their business goals. Our consultants and industry experts work with clients to understand their business challenges and create greater visibility into critical linkages throughout their operations. For more information, visit www.unisys.com

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Forward Looking Statements

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company’s plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. The factors that could affect Unisys future results are contained in the company’s periodic filings with the Securities and Exchange Commission. Unisys assumes no obligation to update any forward-looking statements.

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RELEASE NO.: 0123/8851

http://www.unisys.com/about__unisys/news_a_events/01238851.htm

Unisys is a registered trademark of Unisys Corporation. All other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

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